Apria, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 10.16

November 15, 2020

Raoul Smyth

Re:     Amendment of Senior Vice President Severance Agreement

Dear Raoul:

This letter confirms the amendment, as set forth below, of your Senior Vice President Severance Agreement, dated August 7, 2014, with Apria Healthcare LLC (as amended, the “Agreement”). This letter supersedes that certain letter agreement between you and Apria Healthcare LLC, dated June 27, 2018, in its entirety.

In the event that you become entitled to severance pay pursuant to Section 4 of the Agreement, each payment in a series of payments under the Agreement shall be deemed to be a separate payment for purposes of Section 409A of the Code of 1986, as amended.

Except as expressly provided in the preceding paragraph, your Agreement continues in effect in accordance with its terms. This letter agreement shall be construed and interpreted consistent with Section 11(a) of the Agreement.

If you have any questions regarding this letter, please contact Celina Scally at [redacted].

APRIA HEALTHCARE LLC

By: /s/ Debra L. Morris

Name: Debra L. Morris

Title:    Executive Vice President and Chief Financial Officer

Acknowledged and agreed:

/s/ Raoul Smyth

Raoul Smyth